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                                                                   EXHIBIT 23.02

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated January 27, 2004 on the financial statements of Campbell Strategic Allocation Fund, L.P. as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 and our report dated February 17, 2004 on the balance sheet of Campbell & Company, Inc. as of December 31, 2003, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

                                       /s/ ARTHUR F. BELL, JR. & ASSOCIATES,
                                       L.L.C.

Hunt Valley, Maryland
September 24, 2004